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MFN FINANCIAL CORPORATION
EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
PERIODS ENDED JUNE 30, 2000

Basic earnings per share is computed by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted earnings per share is computed based upon the weighted average number of shares of common stock outstanding and the dilutive common share equivalents outstanding during the period. Common stock equivalents include options granted under the Company's stock option plan, options granted pursuant to an employment agreement with the Company's Chief Executive Officer and warrants outstanding convertible into shares of common stock of the Company using the treasury stock method.

                                                                             Reorganized Company
                                                                   ---------------------------------------
                                                                     Three          Three          Six
                                                                    Months          Months        Months
                                                                     Ended          Ended         Ended
                                                                    June 30,       June 30,      June 30,
(Dollars in thousands, except per share data)                         2000           1999          2000
---------------------------------------------                         ----           ----          ----
BASIC
Net income                                                       $     6,495    $     3,499     $    12,759
Average common shares outstanding                                 10,000,003     10,000,000      10,000,003
Earnings per common share                                        $      0.65    $      0.35     $      1.28

DILUTED
Net income                                                       $     6,495    $     3,499     $    12,759
Average common shares outstanding and common
     share equivalents outstanding                                10,000,003     10,222,410      10,004,296
Earnings per common share                                        $      0.65    $      0.34     $      1.28

Due to the Company's emergence from the Voluntary Case and the implementation of Fresh Start Reporting, the presentation of earnings per share for the Predecessor Company is not meaningful.

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